                                                                    EXHIBIT 99.2
HIGHLAND BANCORP, INC.

FOR IMMEDIATE RELEASE                    [LETTERHEAD APPEARS HERE]


              HIGHLAND BANCORP DECLARES CASH AND STOCK DIVIDENDS


  Burbank, California (April 20, 1999) - Highland Bancorp, Inc. (NASDAQ - HBNK) today reported that its Board of Directors has declared a 12.5 cents per share cash dividend and a 100% stock dividend both payable in the second quarter of 1999.

  The 12.5 cents per share cash dividend is payable to shareholders of record as of April 30, 1999, on or before May 12, 1999. The Board of Directors of the Company has also declared a one-for-one stock dividend, payable to shareholders of record as of May 3, 1999 on or before May 14, 1999. Because the stock dividend occurs after the cash dividend, the 12.5 cents per share cash dividend will be paid based upon existing outstanding shares. It is currently the Company's intention to continue to pay future cash dividends on a quarterly basis of approximately 6.25 cents per share in order to take into account the increased shares outstanding arising from the 100% stock dividend. Such future dividend payments may be modified or discontinued based upon a variety of factors, including future Company performance, investment opportunities, and required levels of capital and liquidity.

  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, relating to, among other things, future dividends, which are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially. These risks and uncertainties include economic conditions, interest rates, changes in government regulation and monetary policy, competition, and other factors as set forth in the Company's Annual Report on Form 10-K.

  Highland Bancorp is the holding company for Highland Federal Bank, a 30-year-old federal savings bank. Highland operates 7 retail branches in California, and is headquartered at 601 South Glenoaks Blvd., Burbank, California 91502.